UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 25, 2015

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

On January 26, 2015, Mattel, Inc. (“Mattel” or the “Company”) issued a press release regarding its preliminary fourth quarter and full-year 2014 financial results, a copy of which is furnished as Exhibit 99.1 hereto. This exhibit is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2015, Bryan G. Stockton resigned as Chief Executive Officer of the Company and as Chairman and a member of the Company’s Board of Directors (the “Board”). In connection with his Covered Termination, as defined in the Mattel, Inc. Executive Severance Plan (the “Severance Plan”), Mr. Stockton will receive severance payments and benefits pursuant to the Severance Plan.

Christopher A. Sinclair, a current director of the Company, is assuming the role of Chairman of the Board and Interim Chief Executive Officer, effective as of January 25, 2015. Mr. Sinclair has served on the Board since 1996 and has served as Independent Lead Director and Chairman of the Audit Committee of the Board since 2011. While serving as Interim Chief Executive Officer, Mr. Sinclair will no longer serve as Lead Director or a member of the Board’s independent Audit Committee or Executive Committee. The Board has appointed Vasant M. Prabhu to replace Mr. Sinclair as Chairman of the Audit Committee and a member of the Executive Committee.

Mr. Sinclair, 64, has served as Executive Chairman of Scandent Holdings, an information technology investment company from 2002 to 2008. Mr. Sinclair also served as Executive Chairman of Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services from 2005 to 2009. He also served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from 2000 to 2005, as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from 2000 to 2002, and as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc., from 1999 to 2000. Earlier, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International, for more than five years.

Mr. Sinclair has extensive board experience, having served on the boards of numerous companies. In January 2015, he began serving on the board and the Nominating and Audit Committees at Reckitt Benckiser Group plc. His other board experience includes Scandent Holdings (Executive Chairman), Cambridge Solutions Corporation, Ltd. (Executive Chairman and member of the Compensation and Audit Committees), Foot Locker, Inc. (Chairman of the Finance Committee and member of Compensation Committee) and Perdue Farms.

On January 29, 2015, the Compensation Committee of the Board approved the material terms of Mr. Sinclair’s compensation arrangement as Interim Chief Executive Officer, which includes (i) a monthly base salary of $200,000; (ii) a special equity grant award of restricted stock units, granted on January 29, 2015, with a grant value of $1,500,000, which shall vest as to 100% of the shares on the first anniversary of the date of grant, subject to continued service with the Company and (iii) special transition/mobility allowance in the amount of $60,000 per month, intended to assist Mr. Sinclair with his living and commuting expenses while working on Company matters. The dollar value for the restricted stock unit grant was converted into a number of restricted stock units by dividing the dollar value by the closing stock price on the date of grant. Mr. Sinclair is eligible for periodic personal use of a private aircraft up to a maximum of 25 hours per year. As an executive, Mr. Sinclair is eligible to participate in certain executive benefits programs, such as a car allowance and financial counseling; however, he will not be eligible to participate in the Mattel Incentive Plan, Mattel’s Long-Term Incentive Program or Mattel’s annual equity award program. Mr. Sinclair also will not be eligible to participate in any Mattel severance program, plan or arrangement and will not be compensated for his position as Chairman of the Board.

On January 26, 2015, the Company issued a press release announcing these management changes, a copy of which is included as Exhibit 99.1 hereto.

Section 8 – Other Events

Item 8.01	Other Events.

In the same press release described in Items 2.02 and 5.02 above, Mattel also announced that the Board has declared a first quarter dividend of $0.38 per share on the Company’s common stock, to be paid on March 6, 2015 to stockholders of record on February 19, 2015.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits: Press release dated January 26, 2015, issued by Mattel, Inc.

Exhibit No.	Exhibit Description

99.1**	Press Release dated January 26, 2015.

**	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.
Registrant

By:	/s/ Robert Normile
	Name:	Robert Normile
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Dated: January 29, 2015

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

99.1	Press Release dated January 26, 2015